Exhibit 10.7

AMENDED AND RESTATED

TAX MATTERS AGREEMENT

THIS AMENDED AND RESTATED TAX MATTERS AGREEMENT (this “Agreement”) dated as of May 1, 2013 is made and entered into by Dean Foods Company, a Delaware corporation (“Dean Foods”), on behalf of itself and the Dean Foods Affiliates (as defined below), and The WhiteWave Foods Company, a Delaware corporation (“WhiteWave”), on behalf of itself and the WhiteWave Affiliates (as defined below).

RECITALS

WHEREAS, the Board of Directors of Dean Foods has determined that it would be appropriate, desirable, and in the best interests of Dean Foods and Dean Foods’ shareholders to completely separate the WhiteWave Business (as defined below) from Dean Foods;

WHEREAS, pursuant to the Separation and Distribution Agreement by and between Dean Foods and WhiteWave dated October 25, 2012 (the “Separation and Distribution Agreement”), effective as of October 25, 2012, Dean Foods has contributed, or caused the Dean Foods Affiliates to contribute, and WhiteWave has received and assumed, the assets and liabilities associated with the WhiteWave Business;

WHEREAS, Dean Foods is the common parent corporation of an “affiliated group” of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and of certain combined groups as defined under similar laws of other jurisdictions and WhiteWave and the WhiteWave Affiliates are, as of the date hereof, and have been, members of such groups;

WHEREAS, the groups of which Dean Foods is the common parent and WhiteWave and the WhiteWave Affiliates are members file and/or intend to file Consolidated Returns and Combined Returns (each as defined below);

WHEREAS, Dean Foods and WhiteWave contemplate that WhiteWave shall close the IPO (as defined in the Separation and Distribution Agreement);

WHEREAS, Dean Foods intends, after the IPO, to make a distribution of shares of WhiteWave Common Stock pro rata to the holders of Dean Foods capital stock in a transaction that is intended to qualify as a tax-free distribution under Sections 355 and 361(c) of the Code (the “Distribution”);

WHEREAS, pursuant to the transactions contemplated by the Separation and Distribution Agreement (the “Transactions”), WhiteWave and the WhiteWave Affiliates will cease to be members of the Consolidated Group (as defined below) and Combined Groups (as defined below);

WHEREAS, Dean Foods and WhiteWave desire to set forth their agreement regarding the allocation of Taxes (as defined below), the filing of Tax Returns (as defined below), the administration of Audits (as defined below) and other related matters;

WHEREAS, on October 25, 2012, Dean Foods and WhiteWave entered into a Tax Matters Agreement (the “Original Agreement”), and Dean Foods and WhiteWave desire to amend and restate the Original Agreement in its entirety as set forth herein

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby amend and restate the Original Agreement in its entirety as follows:

ARTICLE 1

DEFINITIONS OF TERMS

For purposes of this Agreement, the following terms have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Separation and Distribution Agreement:

“Aggregate WhiteWave Group Combined Tax Liability” means, with respect to any taxable period, the sum of the WhiteWave Group Combined Tax Liability for each Combined Return for such taxable period.

“Applicable Percentage” means (i) while the Dean Foods Group continues to own WhiteWave Common Stock, twenty percent (20%) minus the percentage of WhiteWave Common Stock issued in the IPO and (ii) after the Dean Foods Group has disposed of all of the WhiteWave Common Stock owned by it, forty percent (40%) minus the sum of (x) the percentage of WhiteWave Common Stock issued in the IPO and (y) the percentage of WhiteWave Common Stock disposed of by the Dean Foods Group in any transfers permitted under Section 4.6 of the Separation and Distribution Agreement (other than an Exempt Transfer). The Applicable Percentage shall be determined under the principles of Section 355(e) of the Code.

“Audit” includes any audit, assessment of Taxes, other examination by any Tax Authority, proceeding, or appeal of such proceeding relating to Taxes, whether administrative or judicial.

“Combined Group” means a group of corporations or other entities that files a Combined Return.

“Combined Return” means any Tax Return with respect to Non-Federal Taxes filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis wherein one or more members of the WhiteWave Group join in the filing of a Tax Return with Dean Foods or a Dean Foods Affiliate that is not also a member of the WhiteWave Group.

“Consolidated Group” means the affiliated group of corporations within the meaning of Section 1504(a) of the Code of which Dean Foods is the common parent and which includes the WhiteWave Group.

“Consolidated Return” means any Tax Return with respect to Federal Income Taxes filed by the Consolidated Group pursuant to Section 1501 of the Code.

“Dean Foods Affiliate” means any corporation or other entity, including any entity that is disregarded for federal income tax purposes, directly or indirectly “controlled” by Dean Foods where “control” means the ownership of fifty percent (50%) or more of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity, but at all times excluding WhiteWave and any WhiteWave Affiliate.

“Dean Foods Business” means all of the businesses and operations conducted by Dean Foods and Dean Foods Affiliates, excluding the WhiteWave Business, at any time, whether prior to, or after the date of the IPO.

“Dean Foods Group” means Dean Foods and each other Dean Foods Affiliate.

“Deconsolidation” means any event pursuant to which WhiteWave and the WhiteWave Group cease to be includible in either the Consolidated Group or any Combined Group, as the context requires.

“Deconsolidation Date” means the close of business on the day on which a Deconsolidation occurs.

“Distribution” shall have the meaning set forth in the Recitals.

“Distribution Taxes” means any (a) Taxes imposed on, or increase in Taxes incurred by, Dean Foods or any Dean Foods Affiliate and (b) any Taxes of a Dean Foods shareholder (or former Dean Foods shareholder) that are required to be paid or reimbursed by Dean Foods or any Dean Foods Affiliate pursuant to a legal determination, in either (a) or (b), resulting from, or arising in connection with, the failure of the Distribution to qualify as a tax-free transaction under Section 355 of the Code (including, without limitation, any Tax resulting from the application of Section 355(d) or Section 355(e) of the Code to the Distribution) or corresponding provisions of the laws of any other jurisdictions. Any Tax referred to in the immediately preceding sentence shall be determined using the highest applicable statutory Tax rate for the relevant taxable period (or portion thereof).

“Estimated Tax Installment Date” means the installment due dates prescribed in Section 6655(c) of the Code (presently April 15, June 15, September 15 and December 15).

“Exempt Transfer” means (i) any transfer in a Distribution or (ii) any transfer to another member of the Dean Foods Group.

“Federal Income Tax” or “Federal Income Taxes” means any Tax imposed under Subtitle A of the Code (including the Taxes imposed by Sections 11, 55, 59A, and 1201(a) of the Code), and any other income based United States Federal Tax which is hereinafter imposed upon corporations.

“Federal Tax” means any Tax imposed under the Code or otherwise under United States federal Tax law.

“Final Determination” means (a) the final resolution of any Tax (or other matter) for a taxable period, including any related interest or penalties, that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise, including (1) by the expiration of a statute of limitations (giving effect to any extension, waiver or mitigation thereof) or a period for the filing of claims for refunds, amended returns, appeals from adverse determinations, or recovering any refund (including by offset), (2) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable, (3) by a closing agreement or an accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreements under laws of other jurisdictions, (4) by execution of an IRS Form 870-AD, or by a comparable form under the laws of other jurisdictions (excluding, however, any such form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the Tax Authority to assert a further deficiency), or (5) by any allowance of a refund or credit, but only after the expiration of all periods during which such refund or credit may be recovered (including by way of offset) or (b) the payment of Tax by any member of the Consolidated Group or Combined Group with respect to any item disallowed or adjusted by a Tax Authority provided that Dean Foods determines that no action should be taken to recoup such payment.

“IRS” means the Internal Revenue Service.

“Loss” means any loss, cost, fine, penalty, fee, damage, obligation, liability, payment in settlement, or other expense of any kind, including reasonable attorneys’ fees and costs, but excluding any consequential, special, punitive or exemplary damages.

“Non-Federal Combined Taxes” means any Non-Federal Taxes with respect to which a Combined Return is filed.

“Non-Federal Separate Taxes” means any Non-Federal Taxes that are not Non-Federal Combined Taxes.

“Non-Federal Taxes” means any Tax other than a Federal Tax.

“Option Issuances” has the meaning set forth in Section 4.2(c) of this Agreement.

“Post-Deconsolidation Period” means a taxable period beginning after the applicable Deconsolidation Date.

“Post-IPO WhiteWave Tax Asset” means any Tax Asset of the WhiteWave Group (i) existing at the end of the taxable period treated under Section 3.5(c) as ending on October 25, 2012 or (ii) generated in taxable periods beginning after October 25, 2012 (including the period treated as beginning on the day after October 25, 2012 pursuant to Section 3.5(c)), in each case, as determined under Sections 3.5 or 3.6, except to the extent that such Tax Asset is used to reduce the WhiteWave Group Federal Income Tax Liability or WhiteWave Group Combined Tax Liability.

“Pre-Deconsolidation Period” means any taxable period beginning on or prior to the applicable Deconsolidation Date.

“Pro Forma WhiteWave Group Combined Return” means a pro forma Combined Return or other schedule prepared pursuant to Section 3.6 of this Agreement.

“Pro Forma WhiteWave Group Consolidated Return” means a pro forma Consolidated Return prepared pursuant to Section 3.5(b) of this Agreement

“Redetermination Amount” means, with respect to any Consolidated Return or Combined Return for a taxable period, the amount determined under Section 3.9 of this Agreement.

“Representation Letter” means any letter executed by an officer of Dean Foods or WhiteWave and provided to Tax Counsel as a condition for the completion of a Tax Opinion or Supplemental Tax Opinion.

“Ruling” means (a) any private letter ruling issued by the IRS in connection with the Transactions described in the Separation and Distribution Agreement in response to a request for such a private letter ruling filed by Dean Foods (or any Dean Foods Affiliate) prior to the date of the Distribution, and/or (b) any similar ruling issued by any other Tax Authority addressing the application of a provision of the laws of another jurisdiction to the Transactions described in the Separation and Distribution Agreement.

“Ruling Documents” means (a) the request for a Ruling filed with the IRS, together with any supplemental filings or other materials subsequently submitted on behalf of Dean Foods, Dean Foods Affiliates and shareholders to the IRS, or on behalf of WhiteWave, WhiteWave Affiliates and shareholders to the IRS and the appendices and exhibits thereto, and any Ruling issued by the IRS to Dean Foods (or any Dean Foods Affiliate) or WhiteWave (or any WhiteWave Affiliate) in connection with the Transactions described in the Separation and Distribution Agreement and (b) any similar filings submitted to, or rulings issued by, any other Tax Authority in connection with the Transactions described in the Separation and Distribution Agreement.

“Supplemental Ruling” means (a) any ruling (other than the Ruling) issued by the IRS in connection with the Transactions described in the Separation and Distribution Agreement, and/or (b) any similar ruling issued by any other Tax Authority addressing the application of a provision of the laws of another jurisdiction to the Transactions described in the Separation and Distribution Agreement.

“Supplemental Ruling Documents” means (a) the request for a Supplemental Ruling, together with any supplemental filings or other materials subsequently submitted, the appendices and exhibits thereto, and any Supplemental Rulings issued by the IRS in connection with the Transactions described in the Separation and Distribution Agreement and (b) any similar filings submitted to, or rulings issued by, any other Tax Authority in connection with the Transactions described in the Separation and Distribution Agreement.

“Supplemental Tax Opinion” means a supplemental opinion issued by Tax Counsel addressing certain United States federal income tax consequences related to the Distribution.

“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other deduction, credit or tax attribute which could reduce Taxes (including without limitation deductions and credits related to alternative minimum taxes).

“Tax Authority” includes the IRS and any state, local, or other governmental authority responsible for the administration of any Taxes.

“Tax Counsel” means a nationally recognized law firm or accounting firm with a reputable Tax practice selected to provide a Tax Opinion or a Supplemental Tax Opinion.

“Tax” or “Taxes” means any taxes, charges, fees, levies, imposts, duties, or other assessments of a similar nature, including without limitation, income, alternative or add-on minimum, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, withholding, Social Security, unemployment, disability, ad valorem, estimated, highway use, commercial rent, capital stock, paid up capital, recording, registration, property, real property gains, value added, business license, custom duties, or other tax, imposed or required to be withheld by any Tax Authority including any interest, additions to Tax, or penalties applicable thereto.

“Tax Opinion” means an opinion issued by Tax Counsel selected by Dean Foods as one of the conditions to completing the Distribution addressing certain United States federal income tax consequences of the Distribution under Section 355 of the Code.

“Tax Return” or “Tax Returns” means any return, declaration, statement, report, schedule, certificate, form, information return or any other document (and any related or supporting information) including an amended tax return required to be supplied to, or filed with, a Tax Authority with respect to Taxes.

“WhiteWave Affiliate” means any corporation or other entity, including any entity that is a disregarded entity for federal income tax purposes, directly or indirectly “controlled” by WhiteWave where “control” means the ownership of fifty percent (50%) or more of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity.

“WhiteWave Business” shall have the meaning set forth in the Separation and Distribution Agreement.

“WhiteWave Group” means the affiliated group of corporations, including any entity that is a disregarded entity for federal income tax purposes, as defined in Section 1504(a) of the Code, or similar group of entities as defined under similar laws of other jurisdictions, of which WhiteWave would be the common parent if it were not a subsidiary of Dean Foods, and any corporation or other entity, including any entity that is a disregarded entity for federal income tax purposes, which may be or become a member of such group from time to time.

“WhiteWave Group Combined Tax Liability” means, with respect to any taxable period, the WhiteWave Group’s liability for Non-Federal Combined Taxes as determined under Section 3.6 of this Agreement.

“WhiteWave Group Federal Income Tax Liability” means, with respect to any taxable period, the WhiteWave Group’s liability for Federal Income Taxes as determined under Section 3.5 of this Agreement.

ARTICLE 2

PREPARATION AND FILING OF TAX RETURNS

Section 2.1 In General.

(a) Dean Foods shall have the sole and exclusive responsibility for the preparation and filing of any Consolidated Return or Combined Return.

(b) WhiteWave shall, subject to Section 2.2 of this Agreement, be responsible for preparing and filing all Tax Returns of WhiteWave and the WhiteWave Affiliates other than those described in Section 2.1(a) of this Agreement.

(c) Unless otherwise required by a Final Determination, Dean Foods and WhiteWave, for itself and the WhiteWave Group, agree to file all Tax Returns, and to take all other actions, relating to Federal Income Taxes or Non-Federal Combined Taxes in a manner consistent with the position that WhiteWave and the WhiteWave Group are includible in the Consolidated Group and any applicable Combined Group for all days from October 25, 2012 through and including the Deconsolidation Date.

Section 2.2 Preparation and Filing of Returns.

(a) All Tax Returns filed after October 25, 2012 by Dean Foods, any Dean Foods Affiliate, WhiteWave, or any WhiteWave Affiliate shall (1) be prepared in a manner that is consistent with Article 4 of this Agreement and the Code, and (2) filed on a timely basis (taking into account applicable extensions) by the party responsible for such filing under Section 2.1 of this Agreement.

(b) Subject to Sections 2.2(c) and (d) of this Agreement, in its sole discretion, Dean Foods shall have the exclusive right with respect to any Consolidated Return or Combined Return (1) to determine (A) the manner in which such Tax Return shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported, (B) whether any extensions may be requested, (C) the elections that will be made by any member of the Consolidated Group or applicable Combined Group, and (D) whether any amended Tax Returns should be filed, (2) to control, contest, and represent the interests of the Consolidated Group and any Combined Group in any Audit and to resolve, settle, or agree to any adjustment or deficiency proposed, asserted or assessed as a result of any Audit, (3) to file, prosecute, compromise or settle any claim for refund, and (4) to determine whether any refunds, to which the Consolidated Group or applicable Combined Group may be entitled, shall be paid by way of refund or credited against the Tax liability of the Consolidated Group or applicable Combined Group. WhiteWave, for itself and its subsidiaries, hereby irrevocably appoints Dean Foods as its agent and attorney-in-fact to take such action (including the execution of documents) as Dean Foods may deem appropriate to effect the foregoing.

(c) Unless otherwise required by law or determined in good faith by Dean Foods, any Consolidated Return or Combined Return to the extent it relates to the WhiteWave Business shall be filed in a manner consistent with past practice and on a basis consistent with the last previous similar Consolidated Return or Combined Return and to the extent items are not covered by past practice in accordance with generally accepted Tax accounting practices. If Dean Foods determines that a Consolidated Return or Combined Return to the extent it relates to the WhiteWave Business shall be filed in a manner inconsistent with past practice, it shall so notify WhiteWave prior to the filing of such return. Dean Foods shall provide WhiteWave with a copy of each proposed Consolidated Return or Combined Return to the extent it relates to the WhiteWave Business for review and comment at least 15 business days prior to the filing of a Consolidated Return or a Combined Return. Dean Foods shall consider in good faith any comments with respect to a return received from WhiteWave prior to filing the applicable return, and Dean Foods and WhiteWave shall attempt in good faith to resolve any dispute arising out of the review of a return prior to filing the applicable return. If such dispute is not resolved prior to the due date for filing such return, then Dean Foods shall file such return in the manner it determines appropriate.

(d) WhiteWave shall be entitled to participate at its expense in any Audit that is reasonably likely to result in WhiteWave being liable to Dean Foods for a Redetermination Amount pursuant to Section 3.9 or Section 4.3(b)(3) of this Agreement. Dean Foods shall notify WhiteWave of the commencement of any such Audit within 30 business days; provided, however, that WhiteWave shall not be relieved of any obligation to make payments under this Agreement if Dean Foods fails to timely deliver such notice except to the extent that WhiteWave is actually prejudiced thereby. Dean Foods shall not settle or agree to any adjustment or deficiency proposed, asserted or assessed as a result of any such Audit for which WhiteWave would be liable under Section 3.9 or 4.3(b)(3) of this Agreement without obtaining the prior written consent of WhiteWave, such consent not to be unreasonably withheld, conditioned or delayed. If WhiteWave does not respond to Dean Foods’ request for consent within 30 business days, WhiteWave shall be deemed to consent.

Section 2.3 Furnishing Information. WhiteWave (or the applicable WhiteWave Affiliate) shall (a) furnish to Dean Foods in a timely manner such information and documents as Dean Foods may reasonably request for purposes of (1) preparing any original or amended Consolidated Return or Combined Return, (2) contesting or defending any Audit relating to a Consolidated Return or a Combined Return, and (3) making any determination or computation necessary or appropriate under this Agreement, (b) cooperate in any Audit of any Consolidated Return or Combined Return, (c) retain and provide on demand books, records, documentation or other information relating to any Tax Return until the later of (1) the expiration of the applicable statute of limitations (giving effect to any extension, waiver, or mitigation thereof) and (2) in the event any claim is made under this Agreement for which such information is relevant, until a Final Determination with respect to such claim, and (d) take such action as Dean Foods may deem appropriate in connection therewith. Dean Foods shall provide WhiteWave (or the applicable WhiteWave Affiliate) any assistance reasonably required in providing any information requested pursuant to this Section 2.3.

Section 2.4 Expenses. WhiteWave shall reimburse Dean Foods for any outside legal and accounting expenses incurred by Dean Foods in the course of the conduct of any Audit regarding the Tax liability of the Consolidated Group or any Combined Group, and for any other expense incurred by Dean Foods in the course of any litigation relating thereto, to the extent such costs are reasonably attributable to WhiteWave or any WhiteWave Affiliate and provided Dean Foods has conferred with WhiteWave as to the portion of the Audit relating to WhiteWave or the WhiteWave Affiliate. Notwithstanding the foregoing, Dean Foods shall have the sole discretion to control, contest, represent, file, prosecute, challenge or settle any Audit pursuant to Section 2.2 of this Agreement, subject to Section 2.2(d).

ARTICLE 3

PAYMENT OF TAXES AND TAX SHARING AMOUNTS

Section 3.1 Federal Income Taxes. Dean Foods shall pay (or cause to be paid) to the IRS all Federal Income Taxes, if any, of the Consolidated Group.

Section 3.2 Non-Federal Combined Taxes. Dean Foods shall pay (or cause to be paid) to the appropriate Tax Authorities all Non-Federal Combined Taxes, if any, of any Combined Group.

Section 3.3 Non-Federal Separate Taxes and Other Taxes. WhiteWave shall pay to the appropriate Tax Authorities all Non-Federal Separate Taxes and any other Taxes (other than those described in Section 3.1 and Section 3.2 of this Agreement), if any, of WhiteWave and the WhiteWave Affiliates.

Section 3.4 WhiteWave Liability for Federal Income Taxes and Non-Federal Combined Taxes. For each taxable period beginning after October 25, 2012 relating to a Pre-Deconsolidation Period, WhiteWave shall pay to Dean Foods an amount equal to the sum of the WhiteWave Group Federal Income Tax Liability and the Aggregate WhiteWave Group Combined Tax Liability for such period.

Section 3.5 WhiteWave Group Federal Income Tax Liability.

(a) In General. The WhiteWave Group Federal Income Tax Liability with respect to any Consolidated Return for a taxable period shall be the WhiteWave Group’s liability for Federal Income Taxes as determined on a Pro Forma WhiteWave Group Consolidated Return prepared in accordance with Section 3.5(b) of this Agreement. For the avoidance of doubt, the WhiteWave Group Federal Income Tax Liability with respect to any Consolidated Return shall not be less than zero.

(b) Pro Forma Federal Return. For each Consolidated Return to the extent needed under this Agreement, Dean Foods shall prepare or cause to be prepared (and, as requested by Dean Foods, WhiteWave shall cooperate in preparing) a Pro Forma WhiteWave Group Consolidated Return as if the WhiteWave Group were not and never were part of the Consolidated Group, but rather were a separate affiliated group of corporations of which WhiteWave were the common parent filing a consolidated federal income tax return pursuant to Section 1501 of the Code. For purposes of this Section 3.5(b), the WhiteWave Group’s Federal Income Tax Liability shall (1) be determined for the taxable year including the Deconsolidation Date assuming the taxable year ends on the Deconsolidation Date, (2) not be reduced by the WhiteWave Group’s carrybacks and carryovers of federal Tax Assets from other taxable periods (such items being addressed by Section 3.5(d) herein), (3) exclude the Tax consequences of the Transactions, including any Tax consequences from the transfer or other movement of assets between the Dean Foods Group and the WhiteWave Group and the Tax consequences of any deferred intercompany transactions recognized as a result of the Deconsolidation; provided, that any deductions resulting from or relating to the novation of the $650,000,000 notional amount of interest rate swap contracts that are scheduled to mature March 31, 2017, pursuant to which WhiteWave assumes the liability related to such swaps shall be included and allocated to WhiteWave, (4) be determined assuming that any deductions arising prior to the Distribution with respect to the long-term and short-term incentives described in Articles IX and X of the Employee Matters Agreement be allocated between the Dean Foods Group and the WhiteWave Group in the same manner and same proportion as the corresponding book expense for financial accounting purposes and (5) be determined assuming that the Dean Foods Group (not the WhiteWave Group) is entitled to any deductions arising from the payment or accrual of liabilities with respect to the Dean Foods EDCP and Dean Foods SERP (as defined in the Employee Matters Agreement) pursuant to Article XI of the Employee Matters Agreement. The ProForma WhiteWave Group Consolidated Return shall be prepared consistent with the principles in the preceding sentence and, to the extent not inconsistent with the principles of the preceding sentence, in a manner consistent with the principles set forth in Section 2.2 of this Agreement.

(c) Year of IPO. For purposes of this Agreement, the taxable year that includes October 25, 2012 shall be treated as if it were comprised of two taxable periods, one of which ends on October 25, 2012 and one of which begins on the day after October 25, 2012. For purposes of computing the Federal Taxes attributable to each period of the taxable year, the amount of any item that is taken into account only once for each taxable year (e.g., the benefit of graduated tax rates, exemption amounts, etc.) shall be allocated between the two portions of the year in proportion to the number of days in each portion. To the extent needed under this Agreement, the WhiteWave Group Federal Income Tax Liability shall be determined separately for each period.

(d) Federal Tax Assets. Dean Foods shall pay to WhiteWave, not later than 30 business days after Dean Foods makes a payment to, or receives a payment, credit or offset from any Tax Authority pursuant to this Article 3, the amount, if any, by which one or more federal Post-IPO WhiteWave Tax Assets reduces the Federal Income Tax liability of the Consolidated Group for any taxable period. For purposes of computing the amount of the payment described in this Section 3.5(c), one or more federal Post-IPO WhiteWave Tax Assets shall be considered to reduce the Consolidated Group’s Federal Income Tax liability in a given period by an amount equal to the difference, if any, between (1) the amount of the Consolidated Group’s Federal Income Tax liability for the period computed without regard to such Tax Asset or Tax Assets and (2) the amount of the Consolidated Group’s Federal Income Tax liability for the period computed with regard to such Tax Asset or Tax Assets.

Section 3.6 WhiteWave Group Combined Tax Liability.

(a) In General. The WhiteWave Group Combined Tax Liability with respect to any Combined Return for a taxable period shall be the WhiteWave Group’s liability for Non-Federal Combined Tax as determined on a Pro Forma WhiteWave Group Combined Return prepared in a manner consistent with the principles and procedures set forth in Sections 3.5(b) and 3.5(c) hereof. For the avoidance of doubt, the WhiteWave Group Combined Tax Liability with respect to any Combined Return shall not be less than zero.

(b) Non-Federal Tax Assets. Dean Foods shall pay to WhiteWave, not later than 30 business days after Dean Foods makes a payment to, or receives a payment, credit or offset from any Tax Authority pursuant to this Article 3, the amount, if any, by which one or more non-federal Post-IPO WhiteWave Tax Assets reduces the Non-Federal Combined Tax liability of the applicable Combined Group for any taxable period. For purposes of computing the amount of the payment described in this Section 3.6(b), one or more non-federal Post-IPO WhiteWave Tax Assets shall be considered to reduce the Combined Group’s Tax liability in a given period by an amount equal to the difference, if any, between (1) the amount of the Combined Group’s Tax liability for the period computed without regard to such Tax Asset or Tax Assets and (2) the amount of the Combined Group’s Tax liability for the period computed with regard to such Tax Asset or Tax Assets.

Section 3.7 Tax Sharing Installment Payments.

(a) Federal Income Taxes. Not later than five business days prior to each Estimated Tax Installment Date following October 25, 2012 with respect to a Pre-Deconsolidation Period, Dean Foods shall determine under Section 6655 of the Code the estimated amount of the related installment of the WhiteWave Group Federal Income Tax Liability for the taxable period. WhiteWave shall then pay to Dean Foods, not later than such Estimated Tax Installment Date, the amount thus determined.

(b) Non-Federal Combined Taxes. Not later than five business days prior to any estimated tax installment date following October 25, 2012 with respect to a Combined Return for a Pre-Deconsolidation Period, Dean Foods shall determine the estimated amount of the related installment of the WhiteWave Group Combined Tax Liability for the taxable period. WhiteWave shall pay to Dean Foods, not later than the due date for such installment, the amount thus determined.

Section 3.8 Tax Sharing True-Up Payments.

(a) Federal Income Taxes. Not later than 30 business days after a Consolidated Return is filed following October 25, 2012 with respect to any Pre-Deconsolidation Period, Dean Foods shall deliver to WhiteWave a Pro Forma WhiteWave Group Consolidated Return or other comparable schedule reflecting the WhiteWave Group Federal Income Tax Liability for such period (or period beginning after October 25, 2012, in the case of the Consolidated Return including October 25, 2012). Not later than 30 business days after the date such Pro Forma WhiteWave Group Consolidated Return or other schedule is delivered, WhiteWave shall pay to Dean Foods, or Dean Foods shall pay to WhiteWave, as appropriate, an amount equal to the difference, if any, between the WhiteWave Group Federal Income Tax Liability for such taxable period and the aggregate amount paid by WhiteWave with respect to such taxable period under Section 3.7(a) of this Agreement.

(b) Non-Federal Combined Taxes. Not later than 30 business days after a Combined Return is filed following October 25, 2012 with respect to any Pre-Deconsolidation Period, Dean Foods shall deliver to WhiteWave a Pro Forma WhiteWave Group Combined Return or other comparable schedule reflecting the WhiteWave Group Combined Tax Liability for such taxable period (or period beginning after October 25, 2012, in the case of the Consolidated Return including October 25, 2012). Not later than 30 business days following delivery of such Pro Forma WhiteWave Group Combined Return or other schedule, WhiteWave shall pay to Dean Foods, or Dean Foods shall pay to WhiteWave, as appropriate, an amount equal to the difference, if any, between the WhiteWave Group Combined Tax Liability for such taxable period and the amount paid by WhiteWave with respect to such taxable period under Section 3.7(b) of this Agreement.

(c) WhiteWave shall notify Dean Foods within 20 business days of receiving a Pro Forma WhiteWave Group Consolidated Return or Combined Return or comparable schedule of any dispute or disagreement regarding the calculation of the WhiteWave Group Federal Income Tax Liability or Combined Tax Liability reflected on such return or schedule. Dean Foods and WhiteWave shall attempt in good faith to resolve any such dispute or disagreement. If such disagreement or dispute is not resolved within 20 business days after notification by WhiteWave to Dean Foods of such disagreement or dispute, WhiteWave shall pay to Dean Foods, or Dean Foods shall pay to WhiteWave, the amount required pursuant to Section 3.8(a) or (b) above as determined by Dean Foods.

Section 3.9 Redetermination Amount.

(a) In General. In the event of any redetermination of any item of income, gain, loss, deduction or credit of any member of the Consolidated Group or any Combined Group as a result of a Final Determination or any settlement or compromise with any Tax Authority (including any amended Tax Return or claim for refund filed by Dean Foods), WhiteWave shall pay Dean Foods or Dean Foods shall pay WhiteWave, as the case may be, the absolute value of the Redetermination Amount with respect to each Consolidated Return or Combined Return affected by such redetermination, in the manner provided in Section 3.9(d).

(b) Computation. For each Consolidated Return or Combined Return for which there is a redetermination, the Redetermination Amount shall be (i) the WhiteWave Group Federal Income Tax Liability or White Wave Group Combined Tax liability, as applicable, with respect to such Tax Return as determined under Article 3 of this Agreement taking the redetermination into account minus (ii) the WhiteWave Group Federal Income Tax Liability or WhiteWave Group Combined Tax Liability, as applicable, with respect to such Tax Return as determined under Article 3 of this Agreement without taking the redetermination into account. If the Redetermination Amount is positive, WhiteWave shall pay

Dean Foods, the Redetermination Amount in the manner provided in Section 3.9(d). If the Redetermination Amount is negative, Dean Foods shall pay WhiteWave the absolute value of the Redetermination Amount in the manner provided in Section 3.9(d). The applicable party shall also pay interest on the Redetermination Amount for each day that payment of the Tax or refund, as applicable, would be overdue for such Tax Return calculated (i) with respect to redeterminations affecting Federal Income Taxes, at the rate determined, in the case of payment by WhiteWave to Dean Foods, under Section 6621(a)(2) of the Code and, in the case of payment by Dean Foods to WhiteWave, under Section 6621(a)(1) of the Code, and (ii) with respect to redeterminations affecting Non-Federal Combined Taxes, under similar laws, if any, of the applicable jurisdictions.

(c) Tax Assets. If a redetermination results in an additional Tax Asset of the WhiteWave Group that does not reduce any WhiteWave Group Federal Income Tax Liability or WhiteWave Group Combined Tax Liability, then Dean Foods shall pay WhiteWave, at the time such Tax Asset is used, the amount by which such additional Tax Asset reduces the Federal Income Tax liability or Non-Federal Income Tax liability of the Consolidated Group or Combined Group, as applicable, in accordance with the principles set forth in Sections 3.5(d) and 3.6(b) (to the extent no payment is required for such Tax Asset under such sections).

(d) Payment. Dean Foods shall deliver to WhiteWave a schedule reflecting the computation of any Redetermination Amount. Not later than 30 business days after the date such schedule is delivered, WhiteWave shall pay Dean Foods, or Dean Foods shall pay WhiteWave, as applicable, the absolute value of the Redetermination Amount. The principles and procedures in Section 3.8(c) of this Agreement shall apply to any dispute or disagreement regarding the Redetermination Amount.

(e) Year of the IPO. Consistent with Section 3.5(c), if there is a redetermination that affects a Consolidated Return or Combined Return for the taxable year that includes October 25, 2012, the Redetermination Amount shall be determined separately for the taxable period ending on October 25, 2012 and the taxable period beginning on the day after October 25, 2012.

Section 3.10. Interest. Payments under this Article 3 that are not made within the prescribed period shall thereafter bear interest at the Federal short-term rate established pursuant to Section 6621 of the Code.

Section 3.11. Carrybacks. In the event any Tax Asset of the WhiteWave Group for any Post-Deconsolidation Period is eligible to be carried back to a Pre-Deconsolidation Period, WhiteWave shall, to the extent permitted by applicable law, elect to carry such amounts forward to any Post-Deconsolidation Period. If WhiteWave is required by law to carry back any such Tax Asset to a Pre-Deconsolidation Period, Dean Foods agrees to make a payment to WhiteWave to the extent that such a payment would otherwise be required under the terms of Section 3.5(d) or Section 3.6(b) of this Agreement, net of any expenses incurred by Dean Foods or Dean Foods Affiliates. If subsequent to the payment by Dean Foods to WhiteWave of any such amount, there shall be (1) a Final Determination which results in a disallowance or a reduction of the Tax Asset so carried back or (2) a reduction in the amount of the benefit realized by the Dean Foods Group for any reason, WhiteWave shall repay to Dean Foods, within 30 business days of such event any amount which would not have been payable to WhiteWave pursuant to this Section 3.11 had the amount of the benefit been determined in light of these events. WhiteWave shall hold Dean Foods harmless for any penalty, addition to Tax or interest payable by any member of the Dean Foods Group as a result of any such event. Any such amount shall be paid by WhiteWave to Dean Foods within 30 business days of the payment by Dean Foods or any member of the Consolidated Group or Combined Group of any such penalty, addition to Tax, or interest.

Section 3.12 Deferred Compensation Plans and Other Incentive Plans. Pursuant to Article XI of the Employee Matters Agreement, all liabilities accrued under the Dean Foods EDCP and Dean Foods SERP related to WhiteWave Employees and Former WhiteWave Employees shall be retained by, and remain the sole responsibility of, the appropriate member of the Dean Foods Group (all capitalized terms shall have the meaning ascribed to them in the Employee Matters Agreement). Dean Foods and WhiteWave shall cooperate in determining how the accrual or payment of such liabilities by the Dean Foods Group shall be reported for Tax purposes. If any member of the WhiteWave Group is entitled to a deduction or other Tax Asset as a result of the accrual or payment by any member of the Dean Foods Group of such liabilities after the Deconsolidation Date, as determined by the parties pursuant to the preceding sentence or as a result of an adjustment to the Tax Returns of the Dean Foods Group or WhiteWave Group by a Tax Authority, WhiteWave shall pay to Dean Foods, at the time such deduction or Tax Asset is used, the amount by which such deduction or other Tax Asset reduces the Tax liability of the WhiteWave Group. In the event that the Distribution occurs after the Deconsolidation Date and the WhiteWave Group is entitled to any deductions arising after the Deconsolidation Date but prior to the Distribution with respect to the long-term or short-term incentives described in Articles IX and X of the Employee Matters Agreement that would have been allocated to the Dean Foods Group pursuant to Section 3.5(b), WhiteWave shall pay to Dean Foods, at the time such deduction is used, the amount by which such deduction reduces the Tax liability of the WhiteWave Group.

Section 3.13 Taxes Attributable to Other Business. To the extent (i) the WhiteWave Group (or a member of the WhiteWave Group) is assessed Taxes by a Tax Authority, or is responsible for Taxes pursuant to this Agreement, for a Pre-Deconsolidation Period and all or a portion of such assessed Taxes are attributable to the Dean Foods Business or Dean Foods Assets, or (ii) the Dean Foods Group (or a member of the Dean Foods Group) is assessed Taxes by a Tax Authority, or is responsible for Taxes pursuant to this Agreement, for a Pre-Deconsolidation Period and all or a portion of such assessed Taxes are attributable to the WhiteWave Business or WhiteWave Assets (the party that was assessed the taxes pursuant to (i) or (ii) being the “Assessed Party” and the other party being the “Non-Assessed Party”), then the parties will cooperate in good faith to allocate such assessed Taxes appropriately based upon the extent to which the Taxes are attributable to the WhiteWave Business and/or the Dean Foods Business. The Non-Assessed Party will reimburse the Assessed Party for the portion of such Taxes the parties agree to allocate to the business of the Non-Assessed Party promptly after such agreement. All terms used in this Section 3.13 that are not defined in this Agreement have the meanings ascribed to such terms in the Separation and Distribution Agreement. This Section 3.13 shall not apply to Distribution Taxes, which shall be governed by Article IV.

ARTICLE 4

DECONSOLIDATION AND DISTRIBUTION TAXES

Section 4.1 Continuing Covenants. WhiteWave, for itself and the WhiteWave Affiliates, covenants that it will not (nor will it cause or permit any member of the WhiteWave Group ) without the prior written consent of Dean Foods, in respect of any Pre-Deconsolidation Period, (a) make or change any tax election, (b) change any accounting method, (c) amend any Tax Return or take any Tax position on any Tax Return that is inconsistent with any Tax position on any Tax Return of the Dean Foods Group, or (d) take any action, omit to take any action or enter into any transaction that results in any increased Tax liability or reduction of any Tax Asset of the Dean Foods Group.

Section 4.2 Additional Continuing Covenants.

(a) WhiteWave Restrictions. WhiteWave agrees that it will not (1) issue any stock of WhiteWave (or any instrument that is convertible, exercisable or exchangeable into any such stock) if such issuance, would, or would reasonably be expected to, cause Dean Foods to own stock of WhiteWave that on a fully diluted basis, does not constitute “control” (within the meaning of Section 368(c) of the Code) of WhiteWave, and (2) as long as Dean Foods owns stock of WhiteWave constituting control (within the meaning of Section 368(c) of the Code), knowingly take or fail to take, or permit any WhiteWave Affiliate to knowingly take or fail to take, any action that could reasonably be expected to preclude Dean Foods’s ability to effectuate the Distribution or the Equity for Debt Exchange (to the extent such exchange is intended to meet the requirements of Section 361(c)(3)) as a tax-free transaction under Sections 355 and 361(c) of the Code. In the event of the Distribution, WhiteWave agrees that (1) it will take, and cause each WhiteWave Affiliate to take, any action reasonably requested by Dean Foods in order to enable Dean Foods to effectuate the Distribution or the Equity for Debt Exchange (to the extent such exchange is intended to meet the requirements of Section 361(c)(3)) as a tax-free transaction under Sections 355 and 361(c) of the Code and (2) it will not take or fail to take, or permit any WhiteWave Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with any written representations of an officer of WhiteWave pursuant to Section 4.2(e) of this Agreement with respect to any material, information, covenant or representation that relates to facts or matters related to WhiteWave, any WhiteWave Affiliate, or the WhiteWave Business or within the control of WhiteWave or any WhiteWave Affiliate in a Representation Letter, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling other than as permitted by Section 4.2(c) of this Agreement. For this purpose an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action. In the event of the Distribution, WhiteWave agrees that it will not take (and it will cause the WhiteWave Affiliates to refrain from taking) any position on a Tax Return that is inconsistent with the treatment of the Distribution or the Equity for Debt Exchange (to the extent such exchange is intended to meet the requirements of Section 361(c)(3)) as a tax-free transaction under Sections 355 and 361(c) of the Code.

(b) Dean Foods Restrictions. In the event of the Distribution, Dean Foods agrees that it will not take or fail to take, or permit any Dean Foods Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with any material, information, covenant or representation that relates to facts or matters related to Dean Foods (or any Dean Foods Affiliate) or the Dean Foods Business or within the control of Dean Foods and is contained in a Representation Letter, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling. For this purpose an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action. In the event of the Distribution, Dean Foods agrees that it will not take (and it will cause the Dean Foods Affiliates to refrain from taking) any position on a Tax Return that is inconsistent with the treatment of the Distribution or the Equity for Debt Exchange (to the extent such exchange is intended to meet the requirements of Section 361(c)(3)) as a tax-free transaction under Sections 355 and 361(c) of the Code.

(c) Certain WhiteWave Actions. WhiteWave agrees that, during the period beginning on October 25, 2012 and ending two years following the Distribution, without first obtaining, at WhiteWave’s own expense, (i) a Supplemental Ruling that such action will not result in Distribution Taxes, (ii) a Supplemental Tax Opinion from Tax Counsel selected by WhiteWave that such action will not result in Distribution Taxes that is acceptable to Dean Foods in its reasonable discretion, or (iii) the consent of Dean Foods to the action proposed to be taken, WhiteWave shall not and shall not permit any WhiteWave Affiliate to:

(1) sell all or substantially all of the assets of WhiteWave or any WhiteWave Affiliate or sell, transfer, or issue any stock of a WhiteWave Affiliate (other than a sale, transfer, or issuance to another member of the WhiteWave Group that would not cause the Distribution to fail to qualify as a tax-free Distribution under Section 355);

(2) liquidate or merge WhiteWave or any WhiteWave Affiliate with another entity (other than a liquidation or merger with or into another member of the WhiteWave Group that would not cause the Distribution to fail to qualify as a tax-free distribution under Section 355), without regard to which party is the surviving entity;

(3) transfer any assets of WhiteWave in a transaction described in Section 351 or subparagraph (C) or (D) of Section 368(a)(1) of the Code (other than a transfer to a corporation, including any entity that is a disregarded entity for federal income tax purposes, which files a consolidated return with WhiteWave and which is wholly-owned, directly or indirectly, by WhiteWave);

(4) subject to Section 4.2(f), issue stock of WhiteWave (or any instrument that is convertible or exchangeable into any such stock) (excluding any issuance pursuant to the exercise of employee stock options or other employment-related arrangements having customary terms and conditions and that satisfy the requirements of Safe Harbor VIII as set forth in Treasury Regulations § 1.355-7(d)(8) (“Option Issuances”)), which would result in the acquisition by one or more persons of more than the Applicable Percentage (by vote or value) of the stock of WhiteWave, determined under the principles of Section 355(e) of the Code, when aggregated with all issuances, redemptions, sales or other acquisitions of WhiteWave stock during such period, excluding (i) the issuance of shares in the IPO, (ii) any transfer by the Dean Foods Group permitted pursuant to Section 4.6 of the Separation and Distribution Agreement, (iii) Option Issuances, (iv) acquisitions in the public market that satisfy the requirements of Safe Harbor VII as set forth in Treasury Regulations § 1.355-7(d)(7), and (v) an issuance or other acquisition for which a Supplemental Ruling or a Supplemental Tax Opinion has been obtained that such issuance or acquisition will not be treated as part of a plan with the Distribution under one of the safe harbors set forth in Treasury Regulation §1.355-7(d);

(5) facilitate or otherwise participate in any acquisition of stock in WhiteWave that would result in any shareholder owning five percent (5%) or more of the outstanding stock of WhiteWave;

(6) redeem or repurchase WhiteWave stock in a manner contrary to the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to its modification by Revenue Procedure 2003-48 and as may be modified or amended from time to time) or in any other manner contrary to the representations made in any Representation Letter, Ruling Documents, or Supplemental Ruling Documents; or

(7) discontinue, cease, transfer or dispose of its active trades or businesses as defined for purposes of Section 355.

WhiteWave or any WhiteWave Affiliate shall only undertake any of such actions after Dean Foods’s receipt of such Supplemental Tax Opinion or Supplemental Ruling and pursuant to the terms and conditions of any such Supplemental Tax Opinion or Supplemental Ruling or as otherwise consented to in writing in advance by Dean Foods. Dean Foods agrees to cooperate with WhiteWave to seek to obtain, as expeditiously as possible, a Supplemental Ruling or Supplemental Tax Opinion for the purpose of permitting WhiteWave to undertake any of such actions. The parties hereby agree that they will act in good faith to take all reasonable steps necessary to amend this Section 4.2(c), from time to time, by mutual agreement, to (A) add certain actions to the list contained herein, or (B) remove certain actions from the list contained herein, in either case, in order to reflect any relevant change in law, regulation or administrative interpretation occurring after October 25, 2012. Nothing in this Section 4.2(c) shall limit the liability of WhiteWave for any Distribution Taxes that are WhiteWave’s responsibility under the terms of this Agreement.

(d) Notice of Specified Transactions. Not later than 30 days prior to entering into any oral or written contract or agreement, and not later than 5 days after it first becomes aware of any negotiations, plan or intention (regardless of whether it is a party to such negotiations, plan or intention), regarding any of the transactions described in Section 4.2(c) of this Agreement (whether or not a transaction is permitted under the terms hereof without first obtaining a Supplemental Tax Opinion, a Supplemental Ruling or agreement from Dean Foods), WhiteWave shall provide written notice of its intent to consummate such transaction or the negotiations, plan or intention of which it becomes aware, as the case may be, to Dean Foods. Notwithstanding anything in this Section 4.2(d) to the contrary, no such written notice shall be required for Option Issuances.

(e) WhiteWave Cooperation. WhiteWave agrees that, at the request of Dean Foods, WhiteWave shall cooperate fully with Dean Foods to take any action necessary or reasonably helpful to effectuate the Distribution or the Equity for Debt Exchanges, including seeking to obtain, as expeditiously as possible, a Tax Opinion, Supplemental Tax Opinion, Ruling, and/or Supplemental Ruling. Such cooperation shall include the execution of any documents that may be necessary or reasonably helpful in connection with obtaining any Tax Opinion, Supplemental Tax Opinion, Ruling, and/or Supplemental Ruling (including, without limitation, any (1) power of attorney, (2) Representation Letter, (3) Ruling Documents, (4) Supplemental Rulings Documents, and/or (5) reasonably requested written representations confirming that (A) WhiteWave has read the Representation Letter, Ruling Documents, and/or Supplemental Ruling Documents and (B) all information and representations, if any, relating to WhiteWave, any WhiteWave Affiliate, or the WhiteWave Business contained in the Representation Letter, Ruling Documents, and/or Supplemental Ruling Documents are true, correct and complete in all respects).

(f) Deconsolidation. Notwithstanding Section 4.2(c)(4), WhiteWave shall not issue any stock prior to the Distribution without the consent of Dean Foods if such issuance would cause a Deconsolidation.

Section 4.3 Indemnity.

(a) Dean Foods Indemnification. Dean Foods shall be liable for and shall indemnify, defend and hold harmless WhiteWave and each WhiteWave Affiliate and each of their respective representatives and each of the heirs, executors, successors and assigns of any of the foregoing from and against:

(1) any Distribution Taxes, to the extent that such Distribution Taxes are attributable to, caused by, or result from, one or more of the following: (A) any action or omission by Dean Foods (or any Dean Foods Affiliate) inconsistent with any material, information, covenant or representation related to Dean Foods, any Dean Foods Affiliate, or the Dean Foods Business in a Representation Letter, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling (for the avoidance of doubt, disclosure of any action or fact that is inconsistent with any material, information, covenant or representation submitted to Tax Counsel, the IRS, or other Tax Authority, as applicable, in connection with a Representation Letter, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling shall not relieve Dean Foods (or any Dean Foods Affiliate) of liability under this Agreement); (B) any action or omission by Dean Foods (or any Dean Foods Affiliate), including a cessation, transfer, or disposition of its active trades or businesses as defined for purposes of Section 355, stock buyback or payment of an extraordinary dividend by Dean Foods (or any Dean Foods Affiliate); (C) any acquisition of any stock or assets of Dean Foods (or any Dean Foods Affiliate) by one or more other persons (other than WhiteWave or a WhiteWave Affiliate) prior to or following the Distribution; or (D) any issuance of stock by Dean Foods (or any Dean Foods Affiliate), including any issuance pursuant to the exercise of employee stock options or other employment related arrangements or the exercise of warrants;

(2) all liability as a result of Treasury Regulation §1.1502-6 or of any comparable provision for Non-Federal Taxes of any person which is or has ever been affiliated with Dean Foods or any Dean Foods Affiliate or with which Dean Foods or any Dean Foods Affiliate joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined or unitary income Tax Return for any taxable period ending on or before the Deconsolidation Date except to the extent the WhiteWave Group is liable for such Taxes pursuant to Section 4.3(b);

(3) all Taxes for any tax period (whether beginning before, on or after the Deconsolidation Date), and any other Losses, attributable to the breach by Dean Foods or any Dean Foods Affiliate of any representation, warranty, covenant or obligation under this Agreement;

(4) all Taxes imposed on either Dean Foods or any Dean Foods Affiliate or WhiteWave or any WhiteWave Affiliate as a result of the Transactions, including all Taxes (whether federal or state) arising out of or attributable to deferred intercompany transactions recognized as a result of the Transactions, including any tax consequences from the transfer or other movement of assets between the Dean Foods Group and WhiteWave Group, but excluding Distribution Taxes; and

(5) any Redetermination Amount payable by Dean Foods pursuant to the terms of Section 3.9 hereof.

(b) WhiteWave’s Indemnification. WhiteWave shall be liable for and shall indemnify, defend and hold harmless Dean Foods and each Dean Foods Affiliate and each of their respective representatives and each of the heirs, executors, successors and assigns of any of the foregoing from and against:

(1) any Distribution Taxes, to the extent that such Distribution Taxes are attributable to, caused by, or result from, one or more of the following: (A) any action or omission by WhiteWave (or any WhiteWave Affiliate) that is inconsistent with any written representations of an officer of WhiteWave pursuant to Section 4.2(e) of this Agreement with respect to any material, information, covenant or representation related to WhiteWave, any WhiteWave Affiliate, or the WhiteWave Business in a Representation Letter, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling (for the avoidance of doubt, disclosure of any action or fact that is inconsistent with any material, information, covenant or representation submitted to Tax Counsel, the IRS, or other Tax Authority, as applicable, in connection with a Representation Letter, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling shall not relieve WhiteWave (or any WhiteWave Affiliate) of liability under this Agreement); (B) any action or omission by WhiteWave (or any WhiteWave Affiliate), including a cessation, transfer, or disposition of its active trades or businesses as defined for purposes of Section 355, stock buyback or payment of an extraordinary dividend by WhiteWave (or any WhiteWave Affiliate); (C) any acquisition of any stock or assets of WhiteWave (or any WhiteWave Affiliate) by one or more other persons (other than Dean Foods or any Dean Foods Affiliate) prior to or following the Distribution; (D) any issuance of stock by WhiteWave (or any WhiteWave Affiliate), including any issuance pursuant to the exercise of employee stock options or other employment related arrangements or the exercise of warrants or (E) any transfer of WhiteWave Common Stock by the Dean Foods Group permitted pursuant to Section 4.6 of the Separation and Distribution Agreement (whether before or after the Distribution) in the event that WhiteWave has breached Section 4.2(c) hereof (for the avoidance of doubt, WhiteWave shall be liable for and shall indemnify, defend and hold harmless Dean Foods and each Dean Foods Affiliate and each of their respective representatives and each of the heirs, executors, successors and assigns of any of the foregoing from and against any Distribution Taxes resulting from or arising out of any action or omission described above regardless of whether it is otherwise permitted under the terms of this Agreement);

(2) all Taxes for any tax period (whether beginning before, on or after the Deconsolidation Date), and any other Losses, attributable to the breach by WhiteWave or any WhiteWave Affiliate of any representation, warranty, covenant or obligation under this Agreement; and

(3) any Redetermination Amount payable by WhiteWave pursuant to the terms of Section 3.9 hereof.

(c) Treatment of Payments. Unless otherwise required by any Final Determination, the parties agree that any payments made by one party to another party pursuant to this Agreement after the Deconsolidation Date shall, to the extent permissible under applicable law, be treated for all Tax and financial accounting purposes as contributions or distributions, as appropriate, made immediately prior to the Deconsolidation Date. If it is determined that the receipt or accrual of any payment is subject to Tax, such payment shall be increased so that the amount of such increased payment reduced by the amount of all Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax deductions resulting from the payment of such Taxes) shall equal the amount of the payment which the party receiving such payment would otherwise be entitled to receive pursuant to this Agreement.

Section 4.4 Equity Compensation. WhiteWave shall be entitled to claim on its Tax Returns any tax deduction attributable to the exercise or vesting, following the Distribution, of an option or restricted stock unit that was converted from an option or restricted stock unit of Dean Foods to an option or restricted stock unit of WhiteWave, and neither Dean Foods nor any Dean Foods Affiliate shall attempt to claim any such Tax deduction. WhiteWave shall withhold applicable Taxes and satisfy applicable Tax reporting requirements with respect to the exercise or vesting of options or restricted stock units to purchase WhiteWave stock.

ARTICLE 5

MISCELLANEOUS

Section 5.1 Term. All rights and obligations arising hereunder shall survive until they are fully effectuated or performed provided that, notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof).

Section 5.2 Allocations.

(a) In General. All computations with respect to any Pre-Deconsolidation Period shall be made pursuant to the principles of Treasury Regulations Section 1.1502-76(b), taking into account such elections thereunder as Dean Foods, in its sole discretion, shall make.

(b) Tax Assets/Earnings and Profits. Dean Foods shall advise WhiteWave in writing within 90 days after the filing of the Consolidated Return for the taxable period that includes the Deconsolidation Date of the allocation of any Tax Assets and earnings and profits among Dean Foods, each Dean Foods Affiliate, WhiteWave, and each WhiteWave Affiliate. The parties hereby agree that, for purposes of determining such allocation, Dean Foods shall be free to use any legally permissible method of allocation in its sole discretion.

Section 5.3 Changes in Law. Any reference to a provision of the Code or a similar law of another jurisdiction shall include a reference to any successor provision to such provision.

Section 5.4 Confidentiality. Each party shall hold and cause its advisors and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other parties hereto furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party, or (c) later lawfully acquired from other sources not under a duty of confidentiality by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants who shall be advised of and agree to be bound by the provisions of this Section 5.4. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

Section 5.5 Successors. This Agreement shall be binding on and inure to the benefit of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto (including any successor of Dean Foods and WhiteWave succeeding to the tax attributes of such party under Section 381 of the Code), to the same extent as if such successor had been an original party.

Section 5.6 Authorization, Etc. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such party.

Section 5.7 Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements. If, and to the extent, the provisions of this Agreement conflict with the Transition Services Agreement, the provisions of this Agreement shall control.

Section 5.8 Section Captions. Section captions used in this Agreement are for convenience and reference only and shall not affect the construction of this Agreement.

Section 5.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to laws and principles relating to conflicts of law.

Section 5.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

Section 5.11 Waivers and Amendments. This Agreement shall not be waived, amended or otherwise modified except in writing, duly executed by all of the parties hereto.

Section 5.12 Severability. In case any one or more of the provisions in this Agreement should be invalid, illegal or unenforceable, the enforceability of the remaining provisions hereof will not in any way be effected or impaired thereby.

Section 5.13 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties to this Agreement and each Dean Foods Affiliate and WhiteWave Affiliate and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other rights in excess of those existing without this Agreement.

Section 5.14 Other Remedies. WhiteWave recognizes that any failure by it or any WhiteWave Affiliate to comply with its obligations under Article 4 of this Agreement would, in the event of the Distribution, result in Distribution Taxes that would cause irreparable harm to Dean Foods, Dean Foods Affiliates, and their stockholders. Accordingly, Dean Foods shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which Dean Foods is entitled at law or in equity.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

DEAN FOODS COMPANY

By:	/s/ Chris Bellairs
Chief Financial Officer

THE WHITEWAVE FOODS COMPANY

By:	/s/ Kelly J. Haecker
Chief Financial Officer